FOR RELEASE TUESDAY, MAY 22, 2012 at 10:00AM Eastern Time

Contacts:	Kerry McAnistan
Investor Relations Assistant
Palomar Medical Technologies, Inc.
781-993-2411
ir@palomarmedical.com

PALOMAR FILES SECOND PATENT INFRINGEMENT LAWSUIT
AGAINST TRIA BEAUTY

BURLINGTON, MA (May 22, 2012) -- Palomar Medical Technologies, Inc. (Nasdaq:PMTI), a global leader in laser and other light-based systems for aesthetic treatments, announced today that it has filed a second patent infringement lawsuit against Tria Beauty, Inc. in the United States District Court District of Massachusetts.  A copy of Palomar’s complaint against Tria may be found at Palomar Medical Technology, Inc. v. Tria Beauty, Inc. – Second Suit.

In its first lawsuit, Palomar has accused Tria and its hair removal laser of willful infringement of U.S. Patent Nos. 5,735,844 (“the ‘844 patent”) and 5,595,568 (“the ‘568 patent”), and Palomar is seeking royalty payments on past sales of Tria’s hair removal products.  Palomar is also seeking a permanent injunction to prevent Tria’s continued sale of these products during the life of the ‘844 patent and the ‘568 patent, both of which expire in early 2015.  In addition, Palomar is seeking a finding of willful infringement and treble damages.

In its second lawsuit, Palomar has accused Tria of willful infringement of newly issued U.S. Patent No. 8,182,473 (“the ‘473 patent”).  Palomar’s ‘473 patent covers hand-held, cordless diode laser hair removal devices and does not expire until January 10, 2023.  As set forth in the complaint, it is Palomar’s position that Tria has essentially admitted infringement of Palomar’s ‘473 patent due to the fact that Palomar’s ‘473 patent includes claims that are identical to certain claims and broader than other claims in Tria’s own U.S. Patent No. 7,118,563 (“the ‘563 patent”), which Tria has repeatedly associated with its hair removal laser; for example, Tria marks its hair removal laser with the statement that it is “Covered by one or more of the following patents:  U.S. patents 7,118,563 ….”  However, the United States Patent & Trademark Office has now determined that Palomar, and not Tria, was the first to invent and owns the invention of Tria’s ‘563 patent.  Palomar’s ‘473 patent is entitled to a priority date long before Tria was even founded.

Also as set forth in the complaint, it is Palomar’s position that Tria, having patented the invention itself in the ‘563 patent, is legally estopped by its own actions from challenging the validity of Palomar’s ‘473 patent under the doctrine of assignor estoppel.  Consequently, it is Palomar’s position that Tria’s liability for infringement of Palomar’s ‘473 patent is undisputed and appropriate injunctive and monetary damages remedies should issue, including a permanent injunction to prevent Tria’s continued sale of these products.

Joseph P. Caruso, Palomar’s CEO and Chairman, commented, “We were astonished in 2006 by the issuance of Tria’s ‘563 patent including both the content of the claims and the listing of inventors who were prior employees of a subsidiary of Palomar.  We knew that the inventions covered by the claims of the ‘563 patent were invented by Palomar employees, not the Tria employees.”

About Palomar Medical Technologies, Inc.: Palomar is a global leader in laser and other light-based systems for aesthetic treatments.  Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology.

As a pioneer of fractional technology, Palomar is an owner of fundamental intellectual property in this area. In December 2009, Palomar received the first United States Food and Drug Administration (FDA) clearance for the treatment of stretch marks using a fractional non-ablative laser. In September 2010, Palomar received the first FDA clearance for a fractional ablative and fractional non-ablative combination treatment.

In December 2006, Palomar became the first company to receive a 510(k) over-the-counter (OTC) clearance from the FDA for a new, patented, home-use, light-based hair removal device. In June 2009, Palomar became the first company to receive a 510(k) OTC clearance from the FDA for a new, patented, home-use, laser device for the treatment of periorbital wrinkles. OTC clearance allows these products to be marketed and sold directly to consumers without a prescription. Palomar introduced the PaloVia™ Skin Renewing Laser™ in December 2010.

There are now millions of laser- and light-based aesthetic procedures performed around the world every year in physician offices, clinics, spas, salons, and homes.  Palomar is testing many new and exciting applications to further advance the aesthetic market and other surgical applications.

With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including, but not limited to, statements relating to new markets, future royalty amounts due from third parties, development and introduction of new products, and financial and operating projections. These forward-looking statements are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products and additional applications, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, factors affecting the Company's future income and resulting ability to utilize its NOLs, and/or other factors, which are detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended December 31, 2011 and the Company's quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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